August 18, 2025

Dear Shareholder,

The Bluerock Total Income+ Real Estate Fund (the “Fund”) Special Meetings of Shareholders are scheduled to be held on September 3, 2025. I am pleased to report that your fellow shareholders have responded and have shown strong support for the Proposals which are intended to support the Fund listing its shares on the New York Stock Exchange. Greater than 78% of the votes cast to date support the Proposals.
Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-877-614-9587 and speaking with a proxy voting specialist today.  Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

If you plan on attending the virtual Special Meetings, please email our proxy solicitor at bluerockproxy@client.sodali.com for additional information.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”), at 1-877-614-9587. Please note that an SFS representative may call you to assist in voting.

Thank you,
RAMIN KAMFAR
CHAIRMAN OF THE BOARD
BLUEROCK TOTAL INCOME+ REAL ESTATE FUND